Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 9, 2020 (except for Note 13(d), as to which the date is June 8, 2020), with respect to the consolidated financial statements of Generation Bio Co. included in the Registration Statement (Form S-1 No. 333-251872) and the related Prospectus of Generation Bio Co. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 6, 2021